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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137254, 333-122579, 333-106110 and 333-47834) pertaining to the Synplicity, Inc. Deferred Compensation Plan, 2000 Stock Option Plan, 2000 Director Option Plan, 2000 Employee Stock Purchase Plan and certain December 1999 Non Plan Option Agreements of Synplicity, Inc., of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Synplicity, Inc. and the effectiveness of internal control over financial reporting of Synplicity, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

                      /s/ Ernst & Young LLP

San Jose, California
March 14, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm